UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      April 19, 2005

SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420

1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Merit and Promotional Salary Increases
On April 19, 2005, the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”) approved merit and promotional salary increases for members of the Executive Committee as well as other officers. Merit salary increases are based on consideration of the individual’s performance and position in his or her salary range. Promotional salary increases are awarded to recognize increased responsibility and accountabilities. The following table sets forth the merit and promotional salary increases for the Company’s named executives (as defined by the Securities and Exchange Commission in Item 402(a)(3) of Regulation S-K). All merit and promotional salary increases outlined below will become effective on June 1, 2005.

Merit and
Promotional
Name	Salary Increase
Harris E. DeLoach, Jr., President and CEO	4.0%
Charles L. Sullivan, Jr., Executive Vice President	9.4%
Ronald E. Holley, Senior Vice President	3.4%
Charles J. Hupfer, Senior Vice President	7.5%
Jim C. Bowen, Senior Vice President	3.5%

Promotions
Also on April 19, 2005, the Committee approved the promotion of Charles L. Sullivan, Jr. from Senior Vice President to Executive Vice President and Charles J. Hupfer from Vice President and CFO to Senior Vice President and CFO. In addition to the merit and promotional salary increases outlined above, the Company’s Board of Directors approved increases of ten basis points in the annual bonus plan maximum percentage for both Mr. Sullivan and Mr. Hupfer.

To enhance retention, the Committee approved an adjustment to Mr. Sullivan’s supplemental executive retirement plan to provide credit for 11.4 years of service at age 65, contingent upon his continued employment with the Company until that time.

Long-Term Restricted Stock Unit Grants
On April 20, 2005, the Company’s Board of Directors elected Harris E. DeLoach, Jr., 60, Sonoco President and CEO, as Chairman of the Board, effective immediately. Mr. DeLoach, who will continue as President and CEO of the Company, replaces Charles W. Coker, 71, who will retire as a Director in May 2005. On April 19, 2005, the Committee approved the issuance of 50,000 restricted stock units to Harris E. DeLoach, Jr. in recognition of his anticipated election as Chairman of the Board. This award, which became effective on April 20, 2005, vests in five years.

     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: April 22, 2005	By:	/s/ C.J. Hupfer

C.J. Hupfer Senior Vice President and Chief Financial Officer

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